UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 16, 2019

Simlatus Corp.

(Exact name of Company as specified in its charter)

Nevada	000-53276	20-2675800
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)

175 Joerschke Dr., Suite A Grass Valley, CA 95945
(Address of principal executive offices)

Phone: (530) 205-3437
(Company’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Information

Retirement and Settlement of Convertible Debt

The company has settled and retired various notes in order to prevent dilution and converting of certain common shares as follows:

On September 11, 2019, the company agreed to a prepayment of a convertible note with Power Up Lending Group LTD dated March 14, 2019 with an original principal amount of $73,000 at a rate of 10% interest. The agreed upon prepayment amount is $120,552. Upon payment the note will be retired in full. On March 14, 2019, the Company issued a convertible note to Power Up Lending Group Ltd. for $73,000, of which $70,000 was received in cash and $3,000 was recorded as transaction fees. The note bears interest at 10% (increases to 22% per annum upon an event of default), matures on March 14, 2020, and is convertible into 61% multiplied by the average of the two lowest trading prices during the 20 day trading period on the trading day prior to the conversion date. The Company recorded a debt discount from the derivative equal to $73,000 due to this conversion feature, and $21,540 has been amortized to the statement of operations. The debt discount and transaction fee interest had a balance at June 30, 2019 of $51,460. As of June 30, 2019, the note had a principal balance of $73,000 and accrued interest of $2,160.

Clarification on CBD Extraction System Purchase Orders and Delivery

The company received purchase orders from United Opportunities LTD on May 28, 2019 and July 31, 2019 in the amounts of $2,880,000 and $16,945,668 respectively.

The company received a purchase order from Brand House Ventures Inc. on July 10, 2019 in the amount of $4,320,000.

The company is manufacturing the systems in Grass Valley, California in order to maintain quality assurance. Each system requires a 50% deposit upon successful on-site inspection, C1D1 Certification Approval, platform design needs, and process specifications based upon a needs assessment. This process can take 90-120 days depending upon State and County regulations.

Currently, the company anticipates manufacturing and delivery on or before December 15, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2019

Simlatus Corporation

By: /s/ Richard Hylen
Richard Hylen, Chairman and CEO